CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of The Kroger Co. on Form S-8 of our report dated January 22, 1997, on our audits of the consolidated financial statements of The Kroger Co. as of December 28, 1996, and December 30, 1995, and for the years ended December 28, 1996, December 30, 1995, and December 31, 1994, which report is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996. We also consent to the reference to our firm as "Experts".






(Coopers & Lybrand L.L.P.)
Coopers & Lybrand L.L.P.
Cincinnati, Ohio
May 15, 1997


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